Exhibit 10.1

SECOND AMENDMENT TO THE

NORTHROP GRUMMAN

SAVINGS EXCESS PLAN

(AMENDED AND RESTATED EFFECTIVE AS OF OCTOBER 1, 2004)

This Amendment to the October 1, 2004 restatement of the Northrop Grumman Savings Excess Plan (“Plan”) provides that the membership of the Plan’s Administrative Committee and the Administrative Committee for the Northrop Grumman Deferred Compensation Plan shall be the same.

This Amendment is effective as of April 27, 2006.

1.	Section 7.1(a) is amended in its entirety to read as follows:

(a) The Administrative Committee shall be comprised of the individuals (in their corporate capacity) who are members of the Administrative Committee for the Northrop Grumman Deferred Compensation Plan. If no such Administrative Committee exists, the members of the Administrative Committee for the Plan shall be the individuals holding the following positions within the Company (as such titles may be modified from time to time), or their successors in office: the Corporate Vice President and Chief Human Resources and Administration Officer; the Corporate Vice President, Controller and Chief Accounting Officer; the Vice President, Taxation; the Vice President, Trust Administration and Investments; the Vice President Compensation, Benefits and HRIS; and the Corporate Director, Benefits Administration and Services. A member of the Administrative Committee may resign by delivering a written notice of resignation to the Corporate Vice President and Chief Human Resources and Administration Officer.

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IN WITNESS WHEREOF, this Amendment is hereby executed by a duly authorized officer on this 27th day of April, 2006.

NORTHROP GRUMMAN CORPORATION

By:	/s/ DEBORA L. CATSAVAS
Debora L. Catsavas
Vice President, Compensation, Benefits and HRIS